THE NOAH INVESTMENT GROUP, INC.
      CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.   COVERED OFFICERS/PURPOSE OF THE CODE

The Noah Investment Group, Inc. (the "Company") code of ethics (the "Code") applies to the Company's PRINCIPAL EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER (the "Covered Officers," each of whom are set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;
     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations;
     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
     o    accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the

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investment adviser of which the Covered Officers are also officers or employees.
As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities normally will be deemed to have been handled ethically. In addition, it is recognized by the Company's Board of Directors ("Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

Each Covered Officer must:

     o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;
     o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;
     o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and
     o report at least annually the information elicited in the Company's Directors and Officers Questionnaire relating to potential conflicts of interest.

There are some conflict of interest situations that must be discussed with the Compliance Officer, or if none, the Chairperson of the Audit Committee, if material. Some examples of such situations include:

     o    service as a director on the board of any company (public or private);
     o the receipt of any non-nominal gifts, including gifts of a retail value in the aggregate of $50 or more in any given 12-month period;
     o the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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     o    any   ownership   interest  in,  or  any   consulting   or  employment
          relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and
     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

Any activity or relationship that presents a conflict for a Covered Officer likely also presents a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.

III. DISCLOSURE AND COMPLIANCE

Each Covered Officer:

     o should familiarize himself or herself with the disclosure requirements generally applicable to the Company;
     o should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors, auditors, governmental regulators or self-regulatory organizations;
     o    should,  to  the  extent   appropriate  within  his  or  her  area  of
          responsibility, consult with other officers and employees of the Company and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company; and
     o has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board within ten (10) business days that he or she has received, read, and understands the Code;
     o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;
     o not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and
     o notify the Compliance Officer, or if none, the Chairperson of the Audit Committee, promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

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The Compliance Officer,  or if none, the Chairperson of the Audit Committee,  is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Compliance Officer, or if none, the Chairperson of the Audit Committee, is authorized to consult, as appropriate, with counsel to the Company and counsel to the members of the Board who are not "interested persons" of the Company as that term is defined in the Investment Company Act ("Independent Directors"). However, any approvals or waivers sought by the Principal Executive Officer will be considered by the Chairperson of the Audit Committee of the Board of Directors of the Company.

The Company will follow these  procedures in  investigating  and enforcing  this
Code:

     o the Compliance Officer, or if none, the Chairperson of the Audit Committee, will take all appropriate action to investigate any potential violations reported to him or her;
     o if, after such investigation, the Compliance Officer, or if none, the Chairperson of the Audit COMMITTEE, believes that no violation has occurred, such officer or Chairperson is not required to take any further action;
     o any matter that the Compliance Officer, or if none, the Chairperson of the Audit Committee, believes is a violation will be reported to the Audit Committee;
     o if the Audit Committee concurs that a violation has occurred, it will inform, and make a recommendation to, the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;
     o the Audit Committee will be responsible for granting waivers, as appropriate; and
     o any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Company's investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Company's and its investment adviser's codes of ethics under Rule 17j-1 under the Investment Company Act and the investment adviser's more detailed policies and procedures set forth in the investment adviser's code of ethics are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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VI.  AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Directors.

VII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the investment adviser and the Compliance Officer, or if none, the Chairperson of the Audit Committee,, and their respective counsels.

VIII. INTERNAL USE

The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.


Date Adopted:  As of November 17, 2003

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EXHIBIT A
PERSONS COVERED BY THIS CODE OF ETHICS


PRINCIPAL EXECUTIVE OFFICER         William L. Van Alen, Esq.

CHIEF FINANCIAL OFFICER             William L. Van Alen, Esq.

CHIEF ACCOUNTING OFFICER            William L. Van Alen, Esq.

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